FOR IMMEDIATE RELEASE

AMAG PHARMACEUTICALS PROVIDES UPDATE ON FDA’S PROPOSAL REGARDING MAKENA® (HYDROXYPROGESTERONE CAPROATE INJECTION)

•The product remains on the market
•AMAG has 15 days to respond to the FDA
•AMAG continues to expect its recently announced tender offer and merger to close in November 2020

WALTHAM, Mass., October 5, 2020 — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) announced today that it received a notice from the U.S. Food and Drug Administration (FDA) that the FDA is proposing to withdraw approval of Makena® (hydroxyprogesterone caproate injection), a treatment approved to reduce preterm birth in pregnant women who have had a prior spontaneous preterm birth. The FDA in its letter also notified AMAG that the company has the opportunity to request a hearing on the withdrawal.

AMAG is evaluating its full range of potential options. The company has 15 days to respond to the FDA indicating whether AMAG would like to proceed with a hearing. If AMAG does request a hearing, the FDA Commissioner would decide whether to grant AMAG’s request and, if granted, would conduct a hearing and decide whether to withdraw approval following the hearing. This process can take months and during this time Makena and the approved generics of Makena will remain on the market, according to the FDA.

“We disagree with the FDA’s proposal to withdraw Makena without having the opportunity to meet with them to discuss the generation of additional effectiveness data while preserving access for patients to the only FDA approved treatment option for indicated women,” said AMAG CEO Scott Myers. “We are reviewing our options, including the opportunity to request an oral hearing, and will respond to the agency within the allotted time. We continue to expect the transaction with Covis to close in November 2020.”

At this time, it is important to note that Makena’s approval and product label remain unchanged. The product continues to remain available to patients and prescribers. You may learn more about current medical society guidelines by visiting the American College of Obstetricians and Gynecologists and Society for Maternal-Fetal Medicine.

“I am concerned that withdrawal of Makena, as well as the generic equivalents, would leave vulnerable women with high risk pregnancies without access to a safe medication that physicians have relied upon for years, and has previously been shown to be highly effective when studied by the NICHD in a U.S. only population,” Sean Blackwell M.D., Chair of the Department of Obstetrics, Gynecology, and Reproductive Sciences at the McGovern Medical School – UTHealth at Houston. “The PROLONG trial did not re-affirm efficacy, in my opinion, because it did not include enough women at high enough preterm birth risk.  Given the results of the original NICHD trial, removing the ability for physicians and their patients to make a shared-decision on the benefits and risks of the only FDA-approved medication to prevent preterm birth is disappointing.”

AMAG believes the totality of clinical data on Makena supports its continued positive benefit-risk profile and remains fully committed to retaining patient access to approved therapy. Makena and the generic equivalents are the only FDA-approved treatments available for pregnant women at risk for recurrent preterm birth.

Preterm birth is the leading cause of infant morbidity and mortality in the U.S, i and a history of spontaneous preterm birth is a substantial risk factor for recurrent preterm birth.ii Women, particularly those of color, are profoundly impacted by preterm birth, which is associated with the potential for babies born early to experience lifelong complications. iii There is also increasing recognition that health care outcomes, such as preterm birth, are impacted by social determinants of health.iv

ABOUT AMAG
AMAG is a commercial-stage biopharmaceutical company focused on bringing innovative products to patients with unmet medical needs. The company does this by leveraging its development and commercial expertise to invest in and grow its pharmaceutical products across a range of therapeutic areas. For additional company information, please visit www.amagpharma.com.

Forward Looking Statements
This press release contains forward-looking information about AMAG Pharmaceuticals, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including, among others, expectations about the path forward for Makena and our interactions with the FDA, our plans following receipt of the Notice, including the possibility of requesting a hearing and the timeline for the process and that Makena will remain on the market, beliefs about the impact of withdrawal on the patient population and data supporting the efficacy of Makena, including our belief that the totality of clinical data on Makena supports its continued positive benefit-risk profile, and expectations for the recently announced tender offer and merger transaction are based on management’s current expectations and beliefs and are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include, among others, risks and uncertainties related to the path forward for Makena and our ability to successfully and timely request a hearing and compile information that might be helpful to the FDA; the possibility that our request for a hearing could be denied, or that the FDA will withdraw marketing approval for Makena even following such a hearing, the pursuit and planning of which could be costly and distracting to management and those other risks identified in AMAG’s filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2019 (as amended), its Current Reports on Form 8-K, its Quarterly Reports on Form 10-Q, including for the quarters ended March 31, 2020 and June 30, 2020, and in any subsequent filings with the SEC, which are available at the SEC’s website at www.sec.gov. Any such risks and uncertainties could materially and adversely affect AMAG’s results of operations, its profitability and its cash flows, which would, in turn, have a significant and adverse impact on AMAG’s stock price. AMAG cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

AMAG disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

AMAG Pharmaceuticals®, the logo and designs, are registered trademarks of AMAG Pharmaceuticals, Inc.   Makena® is a registered trademark of AMAG Pharma USA, Inc.

AMAG CONTACT:
Investors & Media:
Rushmie Nofsinger
(781) 530-6838

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i March of Dimes. Long-term Health Effects of Premature Birth. https://www.marchofdimes.org/complications/long-term-health-effects-of-premature-birth.aspx. Accessed October 22, 2019
ii March of Dimes. Preterm Labor and Premature Birth: Are You at Risk? https://www.marchofdimes.org/complications/preterm-labor-and-premature-birth-are-you-at-risk.aspx. Accessed October 22, 2019
iii National Center for Chronic Disease Prevention and Health Promotion, Division of Reproductive Health. Preterm Birth. https://www.cdc.gov/reproductivehealth/maternalinfanthealth/pretermbirth.htm. Accessed October 22, 2019
iv Importance of social determinants of health and cultural awareness in the delivery of reproductive health care. ACOG Committee Opinion No. 729. American College of Obstetricians and Gynecologists. Obstet Gynecol 2018;131:e43–8